Exhibit 10(d.3)
EXECUTION COPY
CONSULTING AGREEMENT
     This Agreement (“Agreement”) made effective as of this 1st day of December, 2008 (the “Effective Date”), between DUSA Pharmaceuticals, Inc., a New Jersey corporation (“DUSA”) and D. Geoffrey Shulman, MD, FRCPC (“Dr. Shulman”).
     WHEREAS, pursuant to the terms of an Employment Agreement dated March 20, 1997, (the “Employment Agreement”) Dr. Shulman currently serves as the Chief Strategic Officer and the Chairman of the Board of Directors of DUSA (the “Board”).
     WHEREAS, in light of Dr. Shulman’s current health issues and other circumstances, DUSA desires to terminate the Employment Agreement and DUSA and Dr. Shulman desire to enter into this Agreement to set forth and describe the terms and conditions under which Dr. Shulman will accept the severance payment under his Employment Agreement and continue providing services to DUSA as a part-time consultant, and the parties intend that this Agreement supersede any and all other existing agreements between DUSA and Dr. Shulman unless specifically provided for in this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and promises, the parties agree as follows:
1.	Services: DUSA and Dr. Shulman agree that, as of the Effective Date, Dr. Shulman shall provide consulting services to DUSA and shall resign from management activities and, in particular, from his position as the Chief Strategic Officer of DUSA. Dr. Shulman agrees to devote his best efforts to perform services (health permitting) for up to thirty-three (33) hours per month to further the goals of DUSA, to consult on matters as requested by the Chief Executive Officer of DUSA from time to time, to monitor the dermatology community with respect to photodynamic therapy and photodetection technologies and products and other issues of interest to DUSA, to participate in science-related company meetings and attend medical conferences as requested by DUSA with reasonable advance notice, and take on such other responsibilities as the Board of Directors or Chief Executive Officer of DUSA may reasonably request from time to time. Dr. Shulman shall report his activities on a monthly basis, in writing, to DUSA’s Chief Executive Officer.
2.	Board of Directors: Dr. Shulman hereby resigns from the DUSA Board of Directors and from the position of the Chairman of the Board.

3.	Term: The term of this Agreement shall commence on the Effective Date and shall expire on the second (2nd) anniversary of the Effective Date. The term of this Agreement may be extended on the mutual agreement of the parties on terms to be discussed.

4.	Severance Payment/Consulting Fees:
(a)	Dr. Shulman shall be paid twelve (12) months severance under the terms of the Employment Agreement in the amount of Three Hundred Seventy-Nine Thousand Eighty Dollars ($379,080.00) upon termination of the Employment Agreement which shall be effective on the Effective Date, except as expressly provided for herein.

(b)	As of the Effective Date, DUSA shall pay to Dr. Shulman consulting fees equal to U.S. $175,000 per annum. If Dr. Shulman’s services are requested for time in excess of the time stated in Paragraph 1 and Dr. Shulman wishes to provide such additional time to DUSA, DUSA shall pay Dr. Shulman at the rate of $250.00 per hour. DUSA shall pay the consulting fees due to Dr. Shulman monthly. Dr. Shulman will complete appropriate forms as provided by DUSA, which will be completed on or prior to execution of this Agreement.

(c)	Dr. Shulman will be responsible for the payment of taxes on his entire compensation under this Agreement, including without limitation, income taxes, social security taxes (or the Canadian equivalent) and other or similar taxes required by application of law. DUSA shall not withhold any taxes in connection with the compensation paid to Dr. Shulman hereunder. Such payments shall be the sole responsibility of Dr. Shulman, and Dr. Shulman agrees to file all required forms and make all required payments appropriate to his tax status when and as they become due. Dr. Shulman agrees to indemnify DUSA, and each of its officers, directors and employees from and against all payments, losses, costs, liability, expenses, damages, fines, penalties or judgments (including without limitation actual attorneys fees and expenses) as a result of a failure by Dr. Shulman: (a) to pay all the taxes due in connection with the compensation paid to Dr. Shulman under this Agreement, (b) to respond to any administrative inquiry concerning Dr. Shulman’s payment of such taxes, or (c) to defend against any administrative or judicial proceeding with respect to Dr. Shulman’s payment of such taxes. In addition, DUSA may reduce any payments described in this Agreement by any amount that Dr. Shulman owes DUSA. All monetary references made herein shall refer to U.S. dollars.
5.	Other Benefits:
(a)	Bonus/Equity Compensation. Dr. Shulman shall be considered for bonuses and equity compensation by the Compensation Committee or the Board of Directors pursuant to company policy which Dr. Shulman understands are decisions made in the sole discretion of the Committee and/or Board of Directors and is, therefore, not a commitment for any such bonus or equity compensation. Dr. Shulman is an independent contractor and shall not be deemed an employee of DUSA for any purpose. He shall not be entitled to receive from DUSA any medical, pension or profit sharing plan, or other fringe benefits which may be made available to the employees of DUSA from time to time, unless expressly provided for in this Agreement.

(b)	Offset for Other Benefit Claims. To the extent Dr. Shulman makes a successful claim for severance and/or benefits under any other plan or arrangement which must be paid by DUSA or its affiliates (other than for items that are expressly provided for herein in this Agreement), the amount of such severance payments shall be deducted, on a dollar for dollar basis, from any benefits payable to Dr. Shulman.

6.	Expenses: DUSA agrees that it will reimburse Dr. Shulman for all reasonable and authorized traveling and other out-of-pocket expenses actually and properly incurred by Dr. Shulman in connection with his consulting duties upon provision of appropriate statements, vouchers, bills and invoices as and when required by DUSA. Travel and out-of-pocket expenses shall be invoiced monthly and payments shall be payable within thirty (30) days of receipt of the invoice from Dr. Shulman. DUSA shall reimburse Dr. Shulman, up to Canadian $30,000, for any fees for professional services (including legal, accounting, disability/tax planning and/or insurance consulting fees) he incurs prior to the Effective Date in connection with the negotiation, terms and drafting of this Agreement.
7.	Extension of Exercise Period; Post-Termination Vesting:
(a)	Dr. Shulman’s ownership interest with respect to his restricted stock award shall be accelerated and vest in its entirety on the Effective Date.
(b)	Dr. Shulman shall have the right to exercise for a period of one (1) year from the Effective Date all Options granted to him prior to the Effective Date as to all or any part of the shares covered by such Options, including shares with respect to which such Options would not otherwise be exercisable, subject to restrictions under U.S. or Canadian law, as applicable.
8.	Healthcare Related Reimbursement. For the period commencing on March 1, 2008 and ending on February 28, 2013, DUSA shall reimburse Dr. Shulman up to $50,000 per year for any direct medical-related expenses and prescription drug expenses he incurs in connection with a bona fide medical condition, to the extent that such expenses are not covered by any health plan in which he participates. Dr. Shulman shall not be reimbursed for the cost of any medical insurance premiums.
9.	Confidential Information; Noncompetition:
(a)	Dr. Shulman shall not, during the term of this Agreement: (i) and for a period of two (2) years following the termination of this Agreement, disclose to any person, other than in the necessary course of business, any private, confidential or secret information that belongs to DUSA (“DUSA Confidential Information”); or (ii) except to the extent such activities are authorized, in writing, by DUSA, which authorization shall not be unreasonably withheld and which shall be deemed granted in the event DUSA does not respond, in writing, within 20 business days following DUSA’s receipt of Dr. Shulman’s written request for such authorization, engage in any business activity in direct competition with (by way of example without limitation, for the same indication) the “Business of DUSA” conducted or proposed during the term of this Agreement in any part of the world in which DUSA is doing business or actively pursuing business; provided, however, that (A) Dr. Shulman’s participation in the private practice of dermatology and (B) ownership of less than 5% of an equity interest in a business entity in which Dr. Shulman does not consult, advise or otherwise provide services, shall not be considered a business in competition with the Business of DUSA. The “Business of DUSA” means: (1) the business of research, development and/or marketing of Photodynamic Therapy (PDT) or Photodetection (PD) technology or on the treatment of actinic keratoses ; (2) the development and/or marketing of ClindaReach®, Nicomide®, Nicomide-T®, Meted®, Levulan®, Kerastick®, BLU-U®, endoscopic sheath device or products directly competitive (i.e., medically or therapeutically) with such products, and other complementary dermatology products currently being marketed or developed by DUSA or that become actively marketed or under development during Dr. Shulman’s employment or consultancy with DUSA and (3) products or business opportunities that are being evaluated by DUSA or that become under consideration for license, acquisition, marketing or development during Dr. Shulman’s prior employment or this consultancy with DUSA, unless DUSA finally rejects such opportunities during Dr. Shulman’s consultancy with DUSA. For greater certainty, Dr. Shulman will not be in breach of his non-competition obligations where, for example, he is involved in the marketing or development of a product that is not directly competitive with DUSA’s products and employs chemical entities, processes or mechanisms that are substantively different than the chemical entities, processes or mechanisms employed by products that were marketed or under development by DUSA during Dr. Shulman’s employment or consultancy with DUSA.
Without limiting the generality of the foregoing, Dr. Shulman shall not disclose, among other things, any information about:
(i)	newly developed products of DUSA;

(ii)	manufacturing processes and technologies;

(iii)	research in progress and any unpublished formula, findings, manuals, or know-how;

(iv)	regulatory filings;

(v)	identity of and relationships to licensees of DUSA;

(vi)	finances, financial information and financial management systems of DUSA and any other research, information or documents which he knows or reasonably ought to know that DUSA regards as proprietary or confidential to any person other than for DUSA’s purposes and shall not use for his purposes or for any purposes of DUSA any such information or secrets which he may acquire in relation to the business of DUSA.
(b)	Notwithstanding any of the foregoing in this section, information, whether confidential or proprietary or not, shall be exempt from the above confidentiality provisions if said information:
(i)	was in the public domain prior to the date of DUSA’s incorporation;

(ii)	which has subsequently become public or which becomes public at any time through no fault of Dr. Shulman; or

(iii)	is or in the future becomes readily available from third parties who have no confidentiality obligations to DUSA.
(c)	Dr. Shulman agrees that DUSA is and remains the exclusive owner of all DUSA Confidential Information, including without limitation, all patent, copyright, trade secret, trademark and other intellectual property rights therein. No license or any other right, including any right of ownership, is granted to Dr. Shulman by this Agreement or by any disclosure under this Agreement. Title to all inventions, whether or not patentable, conceived or reduced to practice or derived from, or relying on the DUSA Confidential Information hereunder, including but not limited to inventions involving DUSA Confidential Information (“Inventions”), shall be owned by DUSA.

(d) (i)	Dr. Shulman agrees that all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Dr. Shulman during the course of performing the services under this Agreement (collectively, the “Work Product”) shall belong exclusively to DUSA and shall, to the extent possible, be considered a “work made for hire” for DUSA. To the extent such work is determined not to constitute “works made for hire” as a matter of law, Dr. Shulman hereby irrevocably assigns and transfers to DUSA, as of the time of creation of the Work Product, any and all right, title, or interest he may have in such Work Product. Upon request of DUSA and at DUSA’s expense, Dr. Shulman shall take such further actions, including execution and delivery of instruments of conveyance necessary to obtain legal protection in the United States and foreign countries for such Work Product and for the purpose of vesting title thereto in DUSA, or its nominee, as may be appropriate to give full and proper effect to such assignment and to vest in DUSA complete title and ownership to such Work Product.

(ii)	Notwithstanding anything to the contrary herein, Dr. Shulman shall be free to use and employ his general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned during the course of any assignment, so long as Dr. Shulman acquires and applies such information without disclosure of any DUSA Confidential Information, without any unauthorized use or disclosure of Work Product and without breach of the non-competition obligations set forth in this Agreement.
10.	Change of Control. In the event of a “Change of Control” (as defined below) arising only out of a transaction between DUSA and Stiefel Laboratories, Inc. or any affiliate thereof during the term of his employment or consultancy, Dr. Shulman shall be entitled, within five (5) days of the closing date of such event, to receive a lump sum payment equal to three (3) times his annual consulting fees hereunder (i.e., $175,000). For purposes of this Agreement, a “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 5 of Schedule 14D promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether or not DUSA is then subject to such reporting requirements;

provided that, without limitations, a Change of Control shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of DUSA is or becomes the beneficial owner, directly or indirectly, of securities of DUSA representing 20% or more of the combined voting power of DUSA’s then outstanding securities and thereafter the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Change of Control of DUSA has occurred; such ownership shall be as defined pursuant to Rule 13d-3 of the 1934 Act and includes mergers or acquisitions whereby an outside party has in excess of 20% of the combined voting power; (ii) when DUSA merges or consolidates with any other person or, entity other than a subsidiary and, upon consummation of such transaction, holders of DUSA’s common stock immediately prior to such transaction own less than 50% of the equity securities of the surviving or consolidated entity; or (iii) a substantial portion of the assets of DUSA are sold or transferred to another person or entity. No other Change of Control payment shall be due and payable to Dr. Shulman under the terms of the Employment Agreement or this Agreement.
11.	Termination:
(a)	Dr. Shulman may terminate this Agreement for any reason by providing DUSA with advance written notice. In such case, DUSA shall pay Dr. Shulman through the date of termination.

(b)	DUSA may terminate this Agreement for cause. For purposes of this Agreement, cause shall mean (i) Dr. Shulman’s complete physical or mental disability or other complete inability to perform the consulting duties of his job for any reason for a period in excess of six (6) consecutive months (i.e., permanent disability); (ii) Dr. Shulman’s action which materially adversely affects the reputation of DUSA, or disparages DUSA, or its officers, directors, consultants, or agents, as determined by the Board in its sole discretion, exercising its reasonable judgment, (iii) Dr. Shulman’s malfeasance or misconduct such as fraud, embezzlement, dishonesty, acts of moral turpitude, or a felony conviction, or for other good cause materially detrimental to DUSA, or (iv) breach of the confidentiality or non-compete obligations in this Agreement. In the event of a termination for cause, Dr. Shulman shall be paid his consulting fees, pro rated to the date of termination, except as otherwise provided in Section 17 below.

(c)	Upon termination of this Agreement, for any reason whatsoever, Dr. Shulman shall promptly return and deliver to DUSA all notes, memoranda, records, reports, manuals, drawings, lists, photographs, promotional materials and other documents and tangible forms of information belonging or relating to the business of DUSA and all copies or reproductions of such items. Consulting fees shall be paid for services performed to the date of termination.
12.	Indemnification: DUSA shall, to the extent permitted by the laws of the State of New Jersey, U.S.A., indemnify Dr. Shulman against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, that arises as a consequence of his duties as an employee, consultant, officer or director of DUSA. Such indemnification will include such expenses as attorneys fees, judgments, fines and amounts awarded or agreed to in settlement, provided that Dr. Shulman acted legally and in good faith, or reasonably believed that his actions were legal and performed in good faith. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre shall not, of itself, create a presumption that his actions were illegal or not performed in good faith.
13.	Provisions Operating Following Termination: Notwithstanding any separation from service of Dr. Shulman’s, any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination, including without limitation, Sections 4-17, inclusive, .
14.	General Release: Dr. Shulman acknowledges and understands that this Agreement shall not become effective unless and until he executes the General Release attached hereto as Exhibit A.
15.	Notices: Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by certified mail, postage prepaid, or by facsimile transmission, so long as receipt of such transmission is available, addressed to the recipient as follows:

To:	D. Geoffrey Shulman, MD, FRCPC
256 Russell Hill Road
Toronto, Ontario M4V 2T2
Canada

To:	DUSA Pharmaceuticals, Inc.
25 Upton Drive
Wilmington, Massachusetts 01887
Attn: President and Chief Executive Officer
or to such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery shall be deemed to have been given on the day of actual delivery and, if made or given by certified mail, on the third day, other than a Saturday, Sunday, or a statutory holiday in Toronto, Ontario, CANADA following the deposit thereof with the U.S. Postal Service.
16.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to principles of conflict of laws. The parties consent to the jurisdiction of the federal district courts encompassing New Jersey.
17.	Assignment;Benefit of Agreement: Dr. Shulman shall have no power to assign, transfer, pledge, hypothecate or otherwise encumber the right to receive payments and any attempt to do so shall be void and will not be recognized by the Board; except that in the event of his permanent disability or death during the term of this Agreement, Dr. Shulman or Dr. Shulman’s beneficiary or estate, as he directs, shall be entitled to receive, any remaining consulting fees not yet paid to Dr. Shulman under the terms of this Agreement until this Agreement expires. This Agreement shall inure to the benefit of and be binding upon the heirs, executives, administrators and legal personal representatives of Dr. Shulman and to and upon the successors and assigns of DUSA, respectively. DUSA shall assign this Agreement to any successor-in-interest whether by merger, consolidation, or sale or disposition of substantially all of its assets or voting control of its securities.
18.	Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of this consultancy and cancels and supersedes any prior understandings and agreements between the parties to this Agreement, including without limitation, the Employment Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties hereto other than as expressly set forth in this Agreement, the DUSA Deferred Compensation Plan, and the option agreements and equity plan(s) governing the terms and conditions of Dr. Shulman’s Options or restricted stock awards.
19.	Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
20.	Amendments and Waivers: Any provision of this Agreement may be amended or waived only with prior written consent of DUSA and Dr. Shulman.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.
ATTEST:

DUSA PHARMACEUTICALS, INC.
/s/ Susan Tennent

	By:	/s/ Robert Doman
Name: Susan Tennent	Name:	Robert Doman
	Title:	President and CEO

WITNESS:

/s/ Chris Foulon
/s/ D. Geoffrey Shulman

Name: Chris Foulon	D. Geoffrey Shulman, MD, FRCPC

EXHIBIT A
GENERAL RELEASE
     This General Release (“Agreement and Release”) is made by and between D. Geoffrey Shulman, MD, FRCPC (“Dr. Shulman”) and DUSA Pharmaceuticals, Inc. (“DUSA”) as of December 1st, 2008 (the “Effective Date”).
     WHEREAS, Dr. Shulman is currently employed by DUSA as its Chief Strategic Officer and Dr. Shulman serves as the Chairman of DUSA’s Board of Directors;
     WHEREAS, DUSA and Dr. Shulman have agreed that, effective with the signing by DUSA and Dr. Shulman of a certain Consulting Agreement to which this Exhibit A is attached and incorporated by reference (the “Consulting Agreement”), Dr. Shulman will voluntarily resign from his role as DUSA’s Chief Strategic Officer and Chairman of DUSA’s Board of Directors; and
     WHEREAS, the effectiveness of the Consulting Agreement is conditioned upon Dr. Shulman’s execution of this General Release.
     NOW THEREFORE, in consideration of the mutual commitments set forth in this Agreement and Release, DUSA and Dr. Shulman agree as follows:
1.	Release and Covenant Not to Sue.
     1.1 Upon execution of this Consulting Agreement and General Release and its Effective Date, and in consideration of the offer of continuing to provide consulting services and the consulting fees and other consideration set forth in the Consulting Agreement, Dr. Shulman, on behalf of himself, his spouse, his heirs, executors, administrators, assigns, agents and representatives, hereby unconditionally releases and completely and forever discharges DUSA, as well as the present and former officers, directors, employees, attorneys, and agents of each of these entities, individually and in their official capacities, and any of their employee 401(k) or other employee benefit plans as well as the administrators, fiduciaries, parties-in-interest, employees, agents, attorneys and trustees of any such plans (collectively referenced throughout this Consulting Agreement and General Release as the “Released Parties”), from any and all of the following claims, prayers for relief or alleged damages, of whatever nature, known or unknown, existing on or before the date he executed this Consulting Agreement and General Release, including but not limited to: (1) any and all claims, issues, prayers for relief and any other causes of action arising during, from or by virtue of Dr. Shulman’s employment with any Released Party, whether real or perceived, including, but not limited to, all claims for common law tort, negligence, defamation, intentional or negligent infliction of emotional distress, wrongful, retaliatory or abusive discharge, invasion of privacy, estoppel, fraud, breach of any public policy, express or implied contract or covenant of good faith and fair dealing, as well as employee benefit claims, or claims relating to any wages or bonus entitlements, or payments of any nature including debts, accounts, attorneys’ fees, costs, disbursements or reimbursements; and (2) any claims arising under any federal, state, provincial and/ or local laws, statutes, regulations, ordinances or rules prohibiting unlawful employment discrimination, harassment, retaliation or otherwise relating to Dr. Shulman’s employment with any Released Party or his separation from that employment, including but not limited to the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (“EPA”); Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”); the Vietnam Era Veterans Readjustment Assistance Act of 1974, 38 U.S.C. § 2012, et seq. (“VEVRAA”); the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (“ADA”); the Occupational Safety and Health Act, 29 U.S. § 651, et seq. (“OSHA”); the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”); the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”); the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”); the Federal Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”); the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215(a)(3), et seq. (“FLSA”); the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988; the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”); the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”); the Federal Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”); the Federal Food Drug & Cosmetics Act, 21 U.S.C. § 321 et seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1, et seq. (“NJLAD”); the New Jersey Discrimination in Wages Law, N.J.S.A. 10:5-1, et seq.; the New Jersey Temporary Disability Law, N.J.S.A. 43:21-25, et seq.; the New Jersey Wage Payment Law, N.J.S.A. 34:11-4.1, et seq.; the New Jersey State Wage and Hour Law, N.J.S.A. 34:11-56a, et seq.; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq. (“CEPA”); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq. (“NJFLA”); the New Jersey Civil Rights Act, N.J.S.A. 10:6-1, et seq. (“NJCRA”); the United States, Massachusetts, and New Jersey Constitutions. and the Employment Standards Act, 2000 (S.O. 2000, c.41), the Ontario Human Rights Code (R.S.O. 1990, c. H.19), the Workplace Safety and Insurance Act, 1997 (S.O. 1997, c. 16, Sch. A.) and/or the Pension Benefits Act (R.S.O. 1990, c. P.8) and/or their successors. Dr. Shulman understands that the laws set forth above give him important remedies that relate to, inter alia, claims that he has or may have arising out of or in connection with his employment by any Released Party or the termination of that employment, and he freely and voluntarily gives up those remedies and claims after being encouraged to and having had the opportunity to consult with legal counsel.
     1.2 Upon execution of this Consulting Agreement and General Release and its Effective Date, Dr. Shulman, for full consideration as set forth in the Consulting Agreement, and on behalf of himself, his spouse, his heirs, executors, administrators, assigns, agents and representatives, hereby agrees not to file a lawsuit or claim against any Released Party in any court of the United States, or Canada, or any state, provincial or local governmental unit thereof, or with any arbitration panel concerning any claim, demand, issue or cause of action covered by this Consulting Agreement and General Release. Notwithstanding any other language in this Consulting Agreement and General Release, the parties understand that this Consulting Agreement does not prohibit Dr. Shulman from filing any claim or action seeking to enforce the terms of this Consulting Agreement and General Release. The parties further understand that this Consulting Agreement and General Release shall not be construed as prohibiting Dr. Shulman from filing an administrative charge of alleged employment discrimination or participating or cooperating with any administrative agency in the investigation of an administrative charge of alleged employment discrimination under Title VII, the ADEA, the ADA, the EPA, or FEPA. Dr. Shulman, however, waives his right to any individual monetary, injunctive relief, or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from employment with DUSA or any of the Releases in this Separation Agreement. This means that by signing this Consulting Agreement and General Release, Dr. Shulman will have waived any right he had to bring a lawsuit or obtain an individual recovery if an administrative agency pursues a claim against DUSA based on any actions taken by any of them up to the date of his execution of this Agreement and Release, and that Dr. Shulman will have released and discharged DUSA of any and all claims of any nature arising up to the date he has executed this Consulting Agreement and General Release.
2.	No Admission of Liability.
     2.1 Dr. Shulman acknowledges and agrees that DUSA’s entry into this Consulting Agreement and General Release is not to be construed as, and is not admission that, DUSA or any Released Party violated any duties or obligations owed to Dr. Shulman, or treated Dr. Shulman improperly, unlawfully or unfairly in any manner whatsoever, or are liable to him in any way. Neither shall this Consulting Agreement and General Release be construed to be, or be admissible in any proceedings as, evidence of any such admission by DUSA as to any alleged violation of any federal, state or local law, common law, agreement, rule, regulation or order.
3.	Other Provisions.
     3.1 The parties acknowledge and agree that this Consulting Agreement and General Release contains the full, final and complete agreement, understandings and representations of the parties with respect to the topics contained herein, including but not limited to Dr. Shulman’s consulting arrangement and the terms of his resignation from any position with any Released Party, and it supersedes and extinguishes all prior or contemporaneous written or oral contracts, negotiations, agreements, representations, inducements or policies between Dr. Shulman and DUSA or any other Released Party, except for the provisions of the various stock option and restricted stock award agreements which remain in full force and effect.
     3.2 The parties agree that this Consulting Agreement and General Release is to be governed by, construed and enforced, in all respects, in accordance with the laws of the State of New Jersey, exclusive of any choice of law rules. Any dispute concerning this Consulting Agreement and General Release shall be brought in, and the parties hereby consent to the personal jurisdiction of the courts of the State of New Jersey (to the extent that subject matter jurisdiction exists only).

     3.3 This Consulting Agreement and General Release may be modified, altered or terminated only by an express written agreement between DUSA and Dr. Shulman, which agreement must be signed by both parties or their duly authorized agents, and expressly reference and attach a copy of this Consulting Agreement and General Release to be effective.
     3.4 Any party’s waiver of a breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.
     3.5 The article headings contained herein are for convenience only and shall not in any way affect the interpretation, construction or enforceability of any provision of this Consulting Agreement and General Release.
     3.6 If any provision of this Consulting Agreement and General Release is determined to be invalid or unenforceable, either in whole or in part, in any jurisdiction or forum, the parties hereby waive such provision to the extent that it is found to be invalid and unenforceable. Such provision shall, to the extent allowable by law, be modified, so that it becomes enforceable. Any such modification shall not affect the validity or enforceability of any other provision of this Consulting Agreement and General Release, all of which shall remain in full force and effect.
     3.7 This Consulting Agreement and General Release may be executed in more than one counterpart, and each counterpart shall be considered an original, but all of which together shall constitute one and the same.
     3.8 This Consulting Agreement and General Release shall not be assignable by Dr. Shulman but it shall be binding upon his heirs, estate, executors, administrators and legal representatives. This Consulting Agreement and General Release shall be freely assignable by DUSA without restriction and without the need for any additional consent from Dr. Shulman and shall be deemed automatically assigned by DUSA upon the company’s purchase by, or merger or consolidation with, any other entity.
     3.9 Dr. Shulman further warrants that he has had the opportunity to review and consider this Consulting Agreement and General Release for twenty-one (21) days, and that any material or immaterial changes to this Consulting Agreement and General Release will not restart the running of the twenty-one (21) day period. Dr. Shulman also acknowledges and agrees that, by this writing, he has been advised to seek the guidance and advice of legal counsel in considering the terms and effect of this Consulting Agreement and General Release, and that he has had been provided with the opportunity to do so prior to executing this Consulting Agreement and General Release. Dr. Shulman also acknowledges by signing this Consulting Agreement and General Release that he has carefully read this Consulting Agreement and General Release, that he understands completely its contents, that he has had an opportunity to have an attorney explain those contents to him, and that he has executed this Consulting Agreement and General Release of his own free will, act and deed.

     3.10 To the extent Dr. Shulman signs the Consulting Agreement and General Release prior to the expiration of the twenty-one (21) day period and delivers an executed original to DUSA, he additionally acknowledges and warrants that he has voluntarily and knowingly waived the twenty-one (21) day review period and that the decision to accept such a shortened period of time is not induced by DUSA or any Released Party through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period, or by providing different terms to workers who sign releases prior to the expiration of such time period.
     3.11 Dr. Shulman understands and expressly agrees that, following his execution of this Consulting Agreement and General Release and delivery of same to DUSA, he shall have a period of seven (7) days during which time he may revoke the Consulting Agreement and General Release by delivering written notification to DUSA, no later than the close of business on the seventh (7th) calendar day after he signs this Consulting Agreement and General Release, and that this Consulting Agreement and General Release shall not be effective or enforceable prior to the expiration of that period. This Consulting Agreement and General Release shall be forever binding and enforceable once the seven (7) day period has expired. For purposes of this Consulting Agreement and General Release, the term “Effective Date” referenced throughout this Consulting Agreement and General Release shall mean the eighth (8th) calendar day after Dr. Shulman executes this Consulting Agreement and General Release and DUSA receives an effective, unrevoked original copy. If Dr. Shulman revokes this Consulting Agreement and General Release, the Consulting Agreement and General Release will not be effective and enforceable and he will not receive the benefits described in this Consulting Agreement and General Release.
     3.12 All notices, requests, demands and other communications hereunder to DUSA must be in writing and shall be deemed to have been given if delivered by hand or sent via regular and certified mail, return receipt requested, addressed as follows:

If to DUSA:

President and CEO
DUSA Pharmaceuticals, Inc.
25 Upton Drive
Wilmington, Massachusetts 01887

If to Dr. Shulman:

D. Geoffrey Shulman, MD, FRCPC
256 Russell Hill Road
Toronto, Ontario M4V 2T2
Canada

[Signature Page Follows]

     IN WITNESS WHEREOF, intending to be forever legally bound hereby and for full consideration, the parties have executed this Consulting Agreement and General Release, on the date(s) set forth below.

Witness:	DUSA Pharmaceuticals, Inc.

/s/ Susan Tennent	By:	/s/ Robert Doman

	Name:	Robert Doman
	Date:	12-5-08

Witness:

/s/ Susan Tennent	/s/ D. Geoffrey Shulman

D. Geoffrey Shulman, MD

/s/ Chris Foulon Chris Foulon	Date:	December 1, 2008